UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

North Tower, One Time Warner Center, New York, New York 10019

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

290 Harbor Drive, Stamford, Connecticut 06902-7441

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported, on April 9, 2007, Time Warner Cable Inc. (the “Company”), completed its offering of $5 billion in aggregate principal amount of senior unsecured notes and debentures consisting of $1.5 billion principal amount of 5.40% Notes due 2012 (the “2012 Notes”), $2 billion principal amount of 5.85% Notes due 2017 (the “2017 Notes”) and $1.5 billion principal amount of 6.55% Debentures due 2037 (the “2037 Debentures” and, together with the 2012 Notes and the 2017 Notes, the “Debt Securities”). On April 11, 2007 and April 13, 2007, the Company used a portion of the net proceeds from the issuance of the Debt Securities to repay all principal amounts due and owing under its $4.0 billion three-year term loan facility (the “Three-Year Term Facility”), under the credit agreement dated as of February 24, 2006, among the Company, as borrower, the lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent, ABN Amro Bank N.V. and Barclays Capital, as co-syndication agents, and Dresdner Bank AG New York and Grand Cayman Branches and The Bank of Nova Scotia, as co-documentation agents. As of April 13, 2007, the Three-Year Term Facility is fully repaid and terminated, and the guarantees provided by TW NY Cable Holding Inc. and Time Warner Entertainment Company, L.P. thereunder also terminated. The Three-Year Term Facility would have matured on February 24, 2009. The Company did not incur any early termination or prepayment penalties in connection with the termination of the Three-Year Term Facility.

Certain of the lenders under the Three-Year Term Facility and their affiliates have performed and may, from time to time in the future, engage in transactions with and perform commercial and investment banking and advisory services for the Company, for which they have received or will receive customary fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ John K. Martin, Jr.
Name: John K. Martin, Jr.
Title: Executive Vice President and Chief Financial Officer

Date: April 17, 2007